Exhibit 99.1

         PPT VISION REPORTS SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS

    MINNEAPOLIS, May 24 /PRNewswire-FirstCall/ -- PPT VISION, Inc. (Nasdaq:
PPTV) today announced financial results for the second quarter ended April 30, 2005. Revenues for the second quarter were $1,567,000 compared to revenues of $2,084,000 for the same period in fiscal 2004. Net loss for the second quarter was $870,000 or $0.29 per share compared to our net loss in the second quarter of fiscal 2004 of $223,000 or $0.08 per share.

    For the six-month period ended April 30, 2005, the Company had revenues of $3,092,000 as compared with revenues of $4,060,000 for the first six-months of last fiscal year. The net loss for the six month period was $1,480,000 or $0.49 per share in fiscal 2005 compared to a net loss of $569,000 or $0.19 per share in fiscal 2004.

    As previously announced, PPT completed a corporate restructuring plan in the second quarter of fiscal 2005 which resulted in a non-recurring expense of $390,000. These costs relate to the closure of our Michigan office, severance costs and lease termination and related costs associated with restructuring our headquarter lease. In addition, PPT completed a 1-for-4 reverse stock split effective at the close of the market on March 31, 2005. Accordingly, all per share amounts have been adjusted to give retroactive effect to this change in the number of outstanding shares.

    "This quarter was significant in that we were able to implement a number of actions that will better position us to return to profitability," stated Mr. Joseph Christenson, President. "Our recently completed restructuring plan will result in cost savings of approximately $1.2 million annually and establishes a cost structure that is much better aligned with our anticipated revenue levels. In addition, the reverse stock split enabled us to regain compliance with the rules of the NASDAQ Stock Market. With these actions behind us, we can now focus totally on the actions necessary to improve our revenues," continued Mr. Christenson. "Our revenue levels are down from last year amounts for both the quarter and six month periods due to the loss of one large OEM customer that accounted for $1,280,000 of our revenue in the first two quarters last year. As we announced in November 2004, this customer is no longer purchasing our older Analog Scout systems from us. Excluding these sales, our 2D machine vision revenue in the second quarter increased 7% over the second quarter of last year and by 11% over the first six months of last year."

    "The PPT business plan is dedicated to the growth of our IMPACT (TM) machine vision product line, which continues to gain traction in the market place. Our three part strategy to drive our revenue growth is to focus on customer-driven product development activities, grow our network of distribution and system integration partners and develop and market application specific solutions within our Inspection Builder (TM) software environment. As part of our focus on growing our sales channel partners, we have focused a large amount of effort on establishing and supporting sales channel partners in China and are beginning to realize positive results," concluded Mr. Christenson.

    About PPT VISION
    PPT VISION, Inc. ("the Company") designs, manufactures, and markets camera-based intelligent systems for automated inspection in manufacturing applications. The Company's products, commercially known as machine vision systems, enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's machine vision product line is sold on a global basis to end-users, system integrators, distributors and original equipment manufacturers (OEM's) primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at http://www.pptvision.com .

    Conference Call
    The Company has scheduled a conference call for 10:00 a.m. CST on Tuesday, May 24th, 2005. In the conference call, the Company will discuss the results for the recent quarter and expectations with respect to future performance. The dial-in number to participate in the call is: 877-407-8031. It will also be broadcast live over the Internet by World Investor Link's Vcall. To listen live, go to http://www.vcall.com .

    A digitized replay of the second quarter conference call will be available beginning the afternoon of May 24th, 2005 and until 11:59 p.m. (Eastern) on May 31st, 2005. To access the replay please use the following numbers:
U.S. = 877-660-6853 or International = 201-612-7415. The replay passcodes are:
Account # 286 and Conference ID # 154206. The full conference call will also be available for replay at http://www.vcall.com .

    Forward-Looking Statements
    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward- looking statements.

    The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including the Company's ability to obtain additional working capital if necessary to support its operations, the success of the Company's new IMPACT machine vision micro-system, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company's ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company's ability to protect its existing intellectual property from challenges from fourth parties. A detailed description of the factors that could cause future results to materially differ from the Company's recent results or those projected in the forward-looking statements are contained in the section entitled "Description of Business" under the caption "Important Factors Regarding Forward-Looking Statements" contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended October 31, 2004 and other reports filed with the Securities and Exchange Commission.

PPT VISION, Inc.
Condensed Statements of Operations (Unaudited)
(In thousands, except share and per share data)

                                            Three Months Ended                 Six Months Ended
                                                 April 30,                         April 30,
                                      ------------------------------    ------------------------------
                                          2005              2004             2005            2004
                                      -------------    -------------    -------------    -------------
Revenue                               $       1,567    $       2,084    $       3,092    $       4,060
Cost of sales                                   803              970            1,533            2,043
                                      -------------    -------------    -------------    -------------
Gross profit                                    764            1,114            1,559            2,017

Operating expenses:
    Sales and marketing                         659              706            1,345            1,340
    General and administrative                  269              300              560              582
    Research and development                    336              414              709              824
    Non-recurring charges                       390                -              390                -
                                      -------------    -------------    -------------    -------------
Total operating expenses                      1,654            1,420            3,004            2,746

Loss from operations
    Loss from continuing
     operations                                (870)            (304)          (1,425)            (727)
    Income (loss) from
     discontinued operations                      -               81              (55)             158
                                      -------------    -------------    -------------    -------------
Net loss                              $        (870)   $        (223)   $      (1,480)   $        (569)
                                      =============    =============    =============    =============

Basic and diluted loss per share:
    Loss from continuing
     operations                       $       (0.29)   $       (0.10)   $       (0.47)   $       (0.25)
    Income (loss) from
     discontinued operations          $           -    $        0.02    $       (0.02)   $        0.06
                                      -------------    -------------    -------------    -------------
  Net loss                            $       (0.29)   $       (0.08)   $       (0.49)   $       (0.19)
                                      =============    =============    =============    =============
Shares used to compute
 basic and diluted loss
 per share                                2,996,662        2,950,910        2,996,220        2,950,804

PPT VISION, Inc.
Condensed Balance Sheets
(In thousands)

                                        April 30,      October 31,
                                          2005            2004
                                      -------------   -------------
                                       (Unaudited)
             ASSETS
--------------------------------
Current assets
  Cash and cash equivalents           $       1,357   $       2,617
  Accounts receivable, net                    1,311           1,912
  Inventories                                   989             977
  Other current assets                          162             243
    Net assets of discontinued
     operations                                   -             200
                                      -------------   -------------
      Total current assets                    3,819           5,949
Fixed assets, net                               256             323
Intangible assets, net                          280             162
                                      -------------   -------------
      Total assets                    $       4,355   $       6,434
                                      =============   =============

  LIABILITIES AND SHAREHOLDERS'
             EQUITY
--------------------------------
Current liabilities
  Accounts payable and
   accrued expenses                   $         897   $       1,457
  Deferred revenue                               12              54
                                      -------------   -------------
      Total current liabilities                 909           1,511
      Total shareholders' equity              3,446           4,923
                                      -------------   -------------
      Total liabilities and
       shareholders' equity           $       4,355   $       6,434
                                      =============   =============

SOURCE  PPT VISION, Inc.
    -0-                             05/24/2005
    /CONTACT: Timothy C. Clayton, Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, fax, +1-952-996-9501, or ir@pptvision.com /
    /Web site:  http://www.pptvision.com /